Exhibit 10.1
THIRD AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER
FORMATION AND CONTRIBUTION AGREEMENT
     This THIRD AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER FORMATION AND CONTRIBUTION AGREEMENT (this “Amendment”), dated as of March 27, 2007, is entered into by and between, ARIZONA LAND INCOME CORPORATION, an Arizona corporation (together with any successor by merger, “AZL”), and POP VENTURE, LLC, a Delaware limited liability company (“POP”).
     A. The parties hereto have entered into that certain Master Formation and Contribution Agreement, dated as of October 3, 2006, that certain Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated November 2, 2006 and that certain Second Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated December 9, 2006 (such agreement, as so amended, the “Master Agreement”).
     B. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Master Agreement.
     C. The parties hereto have agreed to certain changes in the executive officers of the Surviving Corporation as well as changes in the terms of the Preferred Units.
     D. The parties hereto desire to amend and modify the Master Agreement in accordance with the terms and subject to the conditions set forth in this Amendment. As amended and modified by this Amendment, the Master Agreement may be referred to as the “Agreement.”
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amendment to Section 7.4 of the Master Agreement. Section 7.4 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
     “7.4 Executive Officers. Effective as of the Closing Date, the officers of the Surviving Corporation shall include Dallas E. Lucas as Chief Executive Officer, Lawrence J. Taff as Chief Financial Officer and Assistant Secretary, Russell Beecher as Chief Investor Officer and Kimberly F. Aquino as Secretary. At Closing, AZL will enter into a Non-Competition Agreement with Messrs. Shidler and Taff, in the form set forth as Exhibit G. The powers, duties and responsibilities of the officers of the Surviving Corporation shall be as set forth in the Surviving Corporation By-laws or as established by the Board of Directors of Surviving Corporation.

     2. Amendment to Schedule 2C of the Master Agreement. Schedule 2C of the Master Agreement is hereby amended to delete and replace in its entirety the following terms and descriptions:
Terms and Conditions of Preferred Units

Issuer	UPREIT.

Liquidation Preference Per Unit	$25.00.

Maturity Date	Perpetual unless earlier converted, redeemed or repurchased.

Ranking	Preferred Units shall be senior and shall have preference and priority to the Surviving Corporation Common Stock and Common Units of the UPREIT with respect to liquidation, dividends and distributions.

In addition, the Preferred Units shall be, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Surviving Corporation and the UPREIT:
(i) junior to all existing and future debt obligations of the UPREIT;
(ii) on a parity with or junior to any other classes or series of preferred securities issued out of the UPREIT; and
(iii) junior to all existing and future liabilities of any subsidiary of the Surviving Corporation and the UPREIT.

Distribution Rate and Payment Dates	Two percent (2%) of the liquidation preference per annum, cumulative, commencing on the date of issuance and payable quarterly in arrears.

Conversion Rights	Holders may surrender their Preferred Units, in integral multiples of $25.00 principal amount, for conversion into Common Units at any time after (a) the second anniversary of the Closing and (b) the consummation of a public offering of Surviving Corporation Common Stock in an amount equal to or greater than $75,000,000 (“QPO”).

The initial conversion premium is twenty-five percent (25%) and the initial conversion rate for the Preferred Units is 7.1717 Common Units per $25.00 of liquidation preference of Preferred Units. This is equivalent to an initial conversion price of approximately $3.49 per Preferred Unit (assuming the Special Dividend is declared), subject to customary anti-dilution protections in the event of any changes in the capital structure of AZL, including but not limited to, the Reverse Stock Split.

Common Units received upon conversion of the Preferred Units shall have the same rights of redemption for cash or shares of Surviving Corporation Common Stock as other Common Units. However, the holders of Common Units so acquired may not exercise their redemption rights for such Common Units for one year following conversion from Preferred Units. As a result, Common Stock shall be issuable in exchange for Common Units obtained from conversion of Preferred Units no earlier than the third anniversary of the Closing.

Redemption	The Surviving Corporation will have the option to exercise a conversion right, requiring the holder to convert their Preferred Units into Common Units using the specified conversion ratio mentioned herein if (i) at any time after the fourth anniversary date of the Closing, the closing price of the Surviving Corporation Common Stock exceeds one hundred twenty-five percent (125%) of the conversion price for twenty (20) trading days out of thirty (30) consecutive trading days, and (ii) at any time after Closing, a QPO has occurred.

Preservation of REIT Status	The UPREIT may redeem the Preferred Units for cash at any time after the commencement date of this offering if necessary to preserve the REIT status of the Surviving Corporation.

Purchase of Preferred Units at Option of Holder	On the fifth anniversary of the Closing Date, if a QPO has occurred on or prior to such fifth anniversary, a Preferred Unit holder may require the Surviving Corporation to purchase any outstanding Preferred Units for the following consideration selected by the Surviving Corporation in its sole discretion:

(i) cash at a price equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date; or
(ii) a five (5)-year note at market interest rate at a price equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date; or
(iii) such number of fully paid and non-assessable Common Units with a value determined from the trailing 10-day average of the closing prices of Surviving Corporation Common Stock preceding such date (but in no case less than $1.00) equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date; or
(iv) such number of perpetual preferred units, each with a market distribution rate and with a liquidation preference equal to the liquidation preference of a Preferred Unit, equal to the sum of (A) the number of Preferred Units being offered plus (B) a number equal to the quotient, rounded to the nearest whole number, of the aggregate amount of accrued and unpaid distributions on the Preferred Units being offered, divided by the liquidation preference amount of a single unit.

For the avoidance of doubt, in no event will the Surviving Corporation be obligated to purchase the Preferred Units for cash.

Form and Denomination	The Preferred Units will be issued in minimum denominations of $25.00 and any integral multiple of $25.00.

Conversion Rate Adjustments	The conversion rate will be adjusted for all cash dividends or distributions to all or substantially all holders of shares of the Surviving Corporation Common Stock or holders of Common Units in excess of the Initial Dividend Amount. The “Initial Dividend Amount” is the per quarter amount set by the board of directors of the Surviving Corporation for the first quarterly dividend on the Surviving Corporation Common Stock declared following the Closing Date, subject to certain adjustments. Conversion rate adjustment is based on the following formula:

Rl = R × M

(M — C)
where,

Rl = the adjusted conversion rate;

R = the conversion rate in effect immediately prior to the time of determination (as defined below);

M = the average sale price for the five (5) consecutive trading days prior to the trading day immediately preceding the ex-dividend date for the distribution; and

C = the amount in cash per share the Surviving Corporation distributes to holders of the Surviving Corporation Common Stock and UPREIT Common Units in excess of the amount that would have been payable under the Initial Dividend Amount.

The conversion rate will also be equitably adjusted for dividends or distributions to all or substantially all holders of shares of the

Surviving Corporation Common Stock payable in shares of the Surviving Corporation Common Stock or other capital stock or distributions to all or substantially all holders of Common Units payable in Common Units or other partnership units.
     3. Form of UPREIT Agreement. The UPREIT Agreement shall be substantially in the form attached hereto as Exhibit A, with such modifications and amendments as the parties hereto may agree. All references in the Master Agreement to the term “UPREIT Agreement” shall be deemed to refer to the UPREIT Agreement referenced in this Amendment.
     4. Form of Advisory Agreement. The Advisory Agreement shall be substantially in the form attached hereto as Exhibit B, with such modifications and amendments as the parties hereto may agree. All references in the Master Agreement to the term “Advisory Agreement” shall be deemed to refer to the Advisory Agreement referenced in this Amendment.
     5. Additional Terms.
          (i) The Agreement. All references in the Master Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Amendment.
          (ii) Amendment and the Master Agreement to be Read Together. This Amendment supplements and is hereby made a part of the Master Agreement, and the Master Agreement and this Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the Master Agreement shall remain in full force and effect.
          (iii) Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.
*****

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

POP VENTURE, LLC, a Delaware limited liability company
By:	POP FUNDING, its managing member

	By:	JHS MANAGER, LLC, its manager

		By:	/s/ Jay H. Shidler
Jay H. Shidler
Sole Member

ARIZONA LAND INCOME CORPORATION, an Arizona corporation
By:	/s/ Thomas R. Hislop
	Name:	Thomas R. Hislop
	Title:	Chairman of the Board, Vice President and Chief Financial Officer